Exhibit 10.1

SEPARATION, OPTION AMENDMENT AND CONSULTANT AGREEMENT

THIS SEPARATION, OPTION AMENDMENT AND CONSULTANT AGREEMENT (the “Agreement”) is entered into as of September 6, 2005, between First Avenue Networks, Inc., a Delaware corporation (the “Company”), and Dean M. Johnson (the “Executive”).

WHEREAS, the Executive’s employment as the Company’s President and Chief Executive Officer shall be terminated effective as of 11:59 p.m., Eastern Daylight Time, on September 6, 2005 (the “Separation Date”);

WHEREAS, the Company would like to have the benefit of the Executive’s advice and other consulting services for a period of time following the Separation Date, and the Executive has expressed willingness to provide such services;

WHEREAS, the Executive and the Company wish to make certain agreements regarding (i) the payment of severance and other benefits to the Executive and (ii) the undertaking by Executive of certain obligations with respect to the Company.

IN CONSIDERATION FOR the mutual promises set forth below, the parties agree as follows:

1. Termination of Employment; Board Membership. Effective as of the Separation Date, the Executive’s employment as the Company’s President and Chief Executive Officer has terminated. The Executive’s membership on the Company’s Board of Directors shall continue until such time as the Executive resigns from the Board or chooses not to stand for re-election.

2. Final Salary and Vacation Pay: The Executive acknowledges that he has received pay for all work performed for the Company during the current payroll period, to the extent not previously paid, as well as pay, at his final base rate of pay, for the number of vacation days he had earned, but not used, as of the Separation Date determined in accordance with Company policy and as reflected on the books of the Company.

3. Severance Benefits. In consideration of the Executive’s acceptance of this Agreement and subject to the Executive meeting his obligations hereunder in all material respects, including, without limitation those set forth in the last paragraph of this Section 3 and in Sections 4, 5, 6, 7, 8 and 9:

(a) The Company shall pay the Executive severance in the amount of two hundred and fifty thousand dollars ($250,000) (the “Severance Amount”). The Severance Amount will be paid in six equal monthly installments, in accordance with the Company’s standard payroll practices, beginning on the Company’s first regular payday following the Effective Date of the General Release (as defined in the General Release); provided, however, that if any portion of the Severance Amount due to the Executive would remain unpaid as of March 1, 2006, it shall be paid on March 1, 2006;

(b) The Company shall pay the Executive a bonus payment of $85,274, (which is equal to the Executive’s target bonus of $125,000, pro-rated for a partial year based on the Separation Date) (the “Transition Bonus”). The Transition Bonus shall be paid in one lump sum within five business days following the Effective Date of the General Release (as defined in the General Release);

(c) If the Executive elects to continue his participation and that of his eligible dependents in the Company’s group health and dental plans pursuant to his so-called “COBRA” coverage continuation rights by signing and returning the election form that is provided, then, for a period of 12 months from the Separation Date or, if earlier, until the Executive ceases to be eligible for participation in such plans under COBRA or the terms of the plans, the full premium cost of such coverage will be borne by the Company (the “Medical Benefit”);

(d) Notwithstanding anything to the contrary contained in the Company’s Stock Option Plan or any option grant certificate issued to the Executive, upon the Execution by the Company and the Executive of this Agreement, all options to purchase shares of the common stock of the Company then held by the Executive shall become immediately vested and exercisable (the “Accelerated Options”). Such Accelerated Options will remain exercisable for 90 days following the Separation Date in accordance with the option grant certificate, a copy of which is attached hereto as Exhibit A, issued to the Executive as of September 22, 2003 (the “Option Certificate”). Section 1 of the Option Certificate is hereby amended so as to give effect to the first sentence of this Section 3(d). Except as otherwise expressly provided in this Section 3(d), the terms and conditions of the Accelerated Options shall remain unchanged and shall be governed by the terms of the Stock Option Plan, the Option Certificate and any other restrictions or provisions generally applicable to shares purchased by Company employees. For the sake of clarity, and notwithstanding anything else to the contrary herein, the Accelerated Options are not conditioned upon the Executive signing the General Release (as defined below); and

(e) All payments made by the Company under Sections 2 and 3 hereof by any tax or other amounts required to be withheld by the Company under applicable law, and all other deductions authorized by the Executive.

The provision of any of the benefits described in this Section 3 by the Company to the Executive (other than Accelerated Options) is expressly conditioned upon the Executive signing a release of claims in substantially the form of the General Release attached hereto as Exhibit B (the “General Release”) within twenty-one days (or such greater period as may be specified by the Company) following the Separation Date or the date he receives a copy of the General Release, and upon the Executive not revoking the General Release in a timely manner thereafter. The Executive acknowledges and agrees that he will not receive any Severance Amount, Transition Bonus or Medical Benefit if he does not execute an effective General Release and thereby waive those claims against the Company and the related entities specified in the General Release, and that there is good consideration for said General Release. Further, if the Executive fails to comply with any provision of this Agreement during the period in which he is entitled to receive the Severance Amount, Transition Bonus or Medical Benefit described above, he shall no longer be entitled to receive the Severance Amount, Transition Bonus or Medical Benefit and the Company will have no further obligation to pay or provide them.

4. Consulting Services. In consideration of the Executive’s acceptance of this Agreement, and subject to the Executive meeting his obligations hereunder in all material respects, including without limitation those set forth in the last paragraph of Section 3 and in Sections 4, 5, 6, 7, 8 and 9:

(a) Consulting Period. The Company hereby engages the Executive’s services as a full-time consultant to the Company for the period commencing as of the Separation Date and terminating on the date that is seventy-five (75) days after the Separation Date, unless earlier terminated as provided in Section 4(f) hereof (the “Consulting Period”);

(b) Consulting Services. During the Consulting Period, the Executive shall make himself available to the Company to provide such advice and other consulting services, reasonably related to his skills and experience, as the Company may from time to time request, including but not limited to advice relating to transition issues and special projects (the “Consulting Services”). The Executive expressly agrees that all services provided by him to the Company during the Consulting Period shall be as an independent contractor and not as an employee of the Company;

(c) Consulting Fees. As compensation for all services rendered by the Executive during the Consulting Period, and subject to the provision of those services, the Company shall pay the Executive a consulting fee at the same rate as the Executive’s base salary on the Separation Date, payable in accordance with the Company’s standard practices for consultants (the “Consulting Fees”). Because the Executive will be an independent contractor and not an employee during the Consulting Period, the Consulting Fees are not subject to withholding for social security, unemployment, Medicare, federal, state or local income or other taxes, and all taxes and other legally required payments shall be the Executive’s sole responsibility;

(d) Limitations on Authority. During the Consulting Period, the Executive will have no right, power or authority in any way to bind the Company or any of its Affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company. The Company will not be responsible for any expenses or liabilities incurred by the Executive; provided, however, that the Company shall promptly reimburse the Executive for reasonable business expenses incurred by the Executive in performing the Consulting Services after presentment of a reasonably satisfactory invoice therefor;

(e) No Eligibility for Employee Benefits. As an independent contractor, the Executive agrees that neither he nor any individual claiming through him will be eligible to participate in, or receive benefits under, any bonus or other compensation plan, stock option plan, or employee benefit plan, program or arrangement maintained by the Company or any of its Affiliates (the “Plans”). Further, the Executive will not be eligible to earn paid time off during the Consulting Period. The Executive hereby waives any and all rights to participate in, or receive benefits under, any of the Plans; provided, however, that the Executive will be eligible for the Medical Benefit as set forth in Section 3(c) hereof;

(f) Termination of Consulting Period. The Executive may terminate his provision of Consulting Services to the Company at any time upon thirty days’ written notice. The Company may terminate the Executive’s services during the Consulting Period in the event of fraud or other material dishonesty on the part of the Executive with respect to the Company or any of its Affiliates, or in the event that it determines that the Executive has materially breached any of his obligations under this Agreement. Any such termination by the Executive or the Company will terminate the Consulting Period, the Executive’s obligation to provide Consulting Services and the Company’s obligation to pay the Consulting Fees;

5. Confidential Information; Proprietary Rights.

(a) The Executive agrees to comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not, without the written consent of the Board of Directors of the Company, disclose to any person or entity (other than a person or entity to which disclosure is required by law), any Confidential Information obtained by the Executive incident to his employment or consulting relationship with the Company. As used herein, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclose4d by the Company or its Affiliates would assist in competition against them; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of unauthorized disclosure by the Executive. The Executive hereby acknowledges that Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates acquired at great time and expense by the Company and its Affiliates, and that any disclosure or other use of such information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and its Affiliates. As used herein, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by the Executive during his employment, and for three months thereafter, which are directly or indirectly useful in, or relate to, the business of or services provided by or sold by the Company or any of its Affiliates shall be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property as against the Executive. The Executive hereby assigns and agrees to assign to the Company and will, upon the

Company’s request and at its expense (but without any additional compensation to the Executive), execute all documents reasonably necessary to assign the Executive’s right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto).

6. Restricted Activities.

(a) The Executive agrees that, for two years following the Separation Date (the “Non-Competition Period”), he will not, directly or indirectly, as an officer, director, executive, consultant, owner, general partner, agent or employee become involved with or undertake any planning for any business that directly or indirectly competes with the Company in providing fixed broadband wireless services for mobile backhaul, bypass and fiber extensions in the United States, including without limitation, combining or conspiring with other employees or any third party for the purpose of organizing any such competitive activity.

(b) The Executive further agrees that during the Non-Competition Period, he shall not, in any manner, directly or indirectly, alone or jointly, with or as an agent for, or as an employee of, any person, firm or corporation, knowingly hire or attempt to hire, employ, solicit and/or induce to leave any employee or independent consultant of the Company or any of its subsidiaries, or any former employee or independent consultant who was employed or retained by the Company or any of its subsidiaries within 60 days preceding such attempt to employ or solicit. The Company may notify subsequent employers of the Executive of the terms of Section 6 hereof.

7. Cooperation. The Executive agrees to cooperate with the Company for up to 45 days following the conclusion of the Consulting Period, to continue advising the Company in respect of the management transition. The Executive further agrees to reasonably cooperate with the Company during the Non-Competition Period with respect to matters arising during or related to Executive’s employment or Consulting Services, including without limitation all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen during or relate to Executive’s employment or Consulting Services.

8. No Disparagement. The Executive agrees that during the Non-Competition Period, the Executive shall not disparage the Company or any of its subsidiaries, or, unless otherwise required by any applicable laws, rules, or regulations, otherwise knowingly make any statement or take any actions that would be materially harmful to the business, interests or reputation of the Company or any of its subsidiaries.

9. Restrictions on Trading; Options. Executive agrees that during the Non-Competition Period he will not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock of the Company or any securities convertible into or exchangeable or exercisable for shares of common stock of the Company, now owned by Executive or hereafter acquired by Executive on exercise of stock options granted to Executive by the Company, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Company’s common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, provided that the Executive may transfer or dispose of (or engage in any other transaction prohibited by the foregoing with respect to) up to 200,000 shares of Company common stock in any thirty (30) day period. Executive agrees that the Company may issue stop transfer orders with respect to his shares to enforce the foregoing.

10. Waiver of Breach. The failure of the Company at any time to require performance by the Executive of any provision hereof shall in no way affect the Company’s right thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

11. Attorneys’ Fees.

(a) The Company shall promptly pay after presentment of a reasonably satisfactory invoice therefor the reasonable legal fees and related professional expenses of the Executive, up to ten thousand dollars ($10,000), incurred in connection with the entering into of this Agreement by Executive.

(b) In the event of any suit, arbitration or other proceeding between the parties hereto with respect to this Agreement, the prevailing party shall, in addition to such other relief as may be awarded, be entitled to reasonable attorneys’ fees, expenses, and costs of investigation, all as actually incurred.

12. Surrender of Books and Records. To the extent not already done, the Executive shall immediately surrender to the Company all lists, books, records, documents and other information incident to the Company’s business and all other property belonging to the Company, it being distinctly understood that all such lists, books, records, documents and all such other information are the property of the Company (the “Company Property”), except to the extent needed for the proper performance of the Executive’s duties during the Consulting Period. The Executive agrees to return all Company Property at the conclusion of the Consulting Period or at such earlier time as the Company may designate.

13. Amendment of Options. The Company represents and warrants to the Executive that (i) this Agreement has been duly and validly approved by the Board of Directors of the Company and, if necessary, the compensation committee of the Company, and (ii) any and all Board of Directors, compensation committee or other corporate actions that may be required to approve and give effect to this Agreement and the terms set forth herein, including without limitation the amendment to the Option Certificate described in Section 3(d) and any amendment to the Stock Option Plan that may be necessary to give effect to the provisions of Section 3(d), have been taken. Additionally, by his execution hereof, the Executive acknowledges and agrees to the amendment of those options issued to him pursuant to the Option Certificate that have not vested as of December 31, 2004 to increase the exercise price thereof to $0.52 per share.

14. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon him by Sections 5, 6 and 8 hereof. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that the violation of any provision of Sections 5, 6 or 8 of this Agreement would cause substantial and irreparable injury to the Company and its Affiliates and that the Company would not have entered into this Agreement without such restrictions. The parties further agree that in the event that any provision of Sections 5, 6 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

15. Acknowledgement of Full Payment. The Executive acknowledges and agrees that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation due to the Executive from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to the Executive. Except as otherwise expressly provided in Section 3(c) hereof, the Executive’s participation in all employee benefit plans of the Company has ended as of the Separation Date in accordance with the terms of those plans, and the Executive will not continue to earn vacation or other paid time off after the Separation Date.

16. Binding Effect. This Agreement together with the General Release creates legally binding obligations and the Executive acknowledges that he has been advised by the Company to consult an attorney before signing this Agreement or the General Release. In signing this Agreement, the Executive gives the Company assurance that he has signed it voluntarily and with a full understanding of its terms; that he has had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney; and that, in signing this Agreement, he has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

17. Entire Agreement. This Agreement, with its attachments, and the General Release, when effective, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior negotiations, written or oral agreements, understandings and employment relationships, excluding only the Executive’s obligations with respect to the securities of the Company.

18. Miscellaneous. No rights or obligations hereunder may be assigned by either party without the prior written consent of the other, except that the Company may assign its rights and obligations hereunder to any purchaser of all or substantially all of the assets of the Company. This Agreement shall inure to the benefit of and be binding upon any successor of the

Company. This Agreement cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by the Executive and an expressly authorized representative of the Company. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia, without resort to choice-of-law principles.

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IN WITNESS WHEREOF, the undersigned have executed this Separation, Option Amendment and Consultant Agreement effective as of the date first set forth above.

EXECUTIVE	FIRST AVENUE NETWORKS, INC.

/s/ Dean M. Johnson	By:	/s/ Richard L. Shorten, Jr.
Dean M. Johnson		Richard L. Shorten, Jr. Chairman